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                                                                     EXHIBIT 3.3

                                   HPSC, INC.

                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

         HPSC, Inc., a Delaware corporation organized on January 20, 1975 under the name "Healthco Professional Leasing Corporation" does hereby certify as follows:

FIRST: That at a meeting of the Board of Directors held on March 8, 1995, resolutions were duly adopted setting forth proposed amendments to the Restated Certificate of Incorporation of said corporation, declaring each such amendment to be advisable and directing consideration thereof by the stockholders at the next annual meeting of stockholders of the corporation. The resolutions setting forth the proposed amendments are as follows:

         RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended to add thereto the following Article 10:

         "(a) The number of Directors that shall constitute the entire Board of Directors of this corporation shall be not less than three (3) nor more than twelve (12), subject to the provisions of this Article 10. The exact number of Directors shall be fixed, within the foregoing limitations, by the vote of a majority of the entire Board of Directors.

         (b) The Board of Directors shall be and is divided into three classes:
Class I, Class II and Class III, which shall be as nearly equal in number as possible; provided, however, that the number of Directors in any one class may not exceed the number of Directors in any other class by more than one. Each Director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the Director was elected; provided, however, that each initial Director in Class I shall hold office until the annual meeting of stockholders in 1996; each initial Director in Class II shall hold office until the annual meeting of stockholders in 1997 and each initial Director in Class III shall hold office until the annual meeting of stockholders in 1998. Notwithstanding the foregoing provisions of this Article, each Director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.

         (c) In the event of any increase or decrease in the authorized number of Directors, the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of Directors so as to maintain such classes as nearly equal as possible. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.
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         (d) Newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled exclusively by the affirmative vote of a majority of the remaining Directors then in office (and not by stockholders), even if such remaining Directors constitute less than a quorum of the Board of Directors, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor is duly elected and qualified or until his death, resignation or removal.

         (e) Any Director may be removed from office only for cause, and only upon the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the corporation's stock.

         (f) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock issued by this corporation having a preference over the common stock as to dividends or upon liquidation shall have the right, voting separately by class or series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies, terms of removal and other features of such directorships shall be governed by the terms of Article 4 and the resolution or resolutions establishing such class or series adopted pursuant thereto and such Directors so elected shall not be divided into classes pursuant to this Article 10 unless expressly provided by such terms.

         (g) Notwithstanding anything contained in this Certificate of Incorporation or the corporation's By-Laws to the contrary, this Article 10 and Sections 2, 3, 5 and 6 of Article II of the corporation's By-Laws shall not be altered, amended, or repealed, and no provisions inconsistent therewith shall be adopted, without the affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding stock of the corporation entitled to vote generally in the election of Directors, voting together as a single class (it being understood that for the purposes of this Article 10, each share shall have one vote except as otherwise provided in accordance with Article 4)."

         FURTHER RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended to add thereto the following Article 11:

         "(a) All actions taken by stockholders shall be taken only at an annual or special meeting of stockholders. No action by stockholders may be taken by written consent or otherwise without a meeting.

         (b) Notwithstanding anything contained in this Certificate of Incorporation or the corporation's By-Laws to the contrary, this Article 11 and
Section 11 of Article I of the corporation's By-Laws shall not be altered, amended or repealed, and no provisions inconsistent therewith shall be adopted, without the affirmative vote of the holders of not


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less than seventy-five percent (75%) of the outstanding stock of the corporation entitled to vote generally in the election of Directors, voting together as a single class."

         FURTHER RESOLVED, that each such proposed amendment be presented to the stockholders of the corporation for approval in accordance with law.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the state of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of each amendment contained in this Certificate.

THIRD: That each amendment contained in this Certificate has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said HPSC, Inc. has caused this Certificate to be signed by John W. Everets, its chairman of the board, and Dennis W. Townley, its secretary, and its corporate seal to be affixed hereto this 19th day of May, 1995.

                                                           /S/ John W. Everets
                                                           ---------------------
                                                           John W. Everets
                                                           Chairman of the Board

Attest:

/s/ Dennis W. Townley                                      CORPORATE SEAL
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Dennis W. Townley
Secretary


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